AMENDMENT TO LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 20th day of March, 2007,

BETWEEN: AEGIS INDUSTRIES, INC. (a Nevada corporation)

(“AEGIS”)

AND: Z5 TECHNOLOGIES LLC (a Connecticut limited liability company)

(“Z5”)

WHEREAS AEGIS and Z5, on March 19, 2007, entered into a Letter of Intent which called for Z5 to appoint, on closing of the transactions (the “Closing”) contemplated in the Letter of Intent, certain directors and officers to the board of directors and management of Aegis (the “Appointments”)

AND WHEREAS AEGIS and Z5 have agreed that, prior to the Closing, they would effect the Appointments provided that, in the event that Closing does not occur on or before April 30, 2007, those persons appointed to the Board of Directors and management of Aegis pursuant to the Appointments will resign the positions they acquired as a result of the Appointments.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree that the Letter of Intent is hereby amended as follows:

1.	Sections 3 and 4 are deleted in their entirety and are replaced with the following new sections 3 and 4:

3.

The Definitive Agreement shall provide that the Closing shall occur as promptly as practicable, but in all events on or before April 30, 2007 unless otherwise agreed by the parties thereto. Upon execution of this LOI, AEGIS will appoint as its Chairman and CEO Brendan Reilly, who will also be appointed as President of Newco LLC. Paul Evancoe will remain as President of AEGIS and will, in the event that AEGIS’ acquisition of Aegis Industries, Inc., a Delaware corporation (“Aegis- Delaware”) is completed, be appointed as President of the Aegis-Delaware division of AEGIS. Upon execution of this LOI, Alan Hurwitz will be appointed as Director of AEGIS and CFO of AEGIS and Dennis Mee will resign as CFO to sit as Treasurer of AEGIS.

4.

Upon Closing of the Definitive Agreement, AEGIS will appoint an additional director to the Board of Directors and Dennis Mee will resign as a director. Aegis Industries, Inc. (Delaware) and Z5 will agree between themselves as to an independent director to appoint as the fifth director of

AEGIS. The purpose of this clause is to ensure that the Board of Directors is balanced between the old board of directors and the New Directors, along with one independent director. The shareholders of Z5 will, in the Definitive Agreement, agree that they will, for a period of two (2) years from Closing, vote their shares of AEGIS in favor of Paul Evancoe in any shareholder resolution to appoint directors (provided he is still an employee of Aegis, capable of performing the duties of a Director and agrees to stand for election) and will further provide that they not vote their shares of AEGIS in any way which would remove him as a director (unless he chooses to resign).

2. In all other ways, the LOI remains in full force and effect and unamended save and except that, in the event of any conflict between the terms of the LOI and the new sections 3 and 4 above, the new sections 3 and 4 above shall take precedence.

DATED EFFECTIVE THIS 20TH DAY OF MARCH, 2007

/s/ “Paul Evancoe”
Paul Evancoe, Director and President

AEGIS INDUSTRIES INC.

The above terms are hereby read, understood, acknowledged and accepted this 20th day of March, 2007.

/s/ “Brendan Reilly”
Brendan Reilly, President

Z5 TECHNOLOGIES LLC